EXHIBIT 4.11
WIRELESS RONIN TECHNOLOGIES, INC.
NOTE CONVERSION AGREEMENT
     NOTE CONVERSION AGREEMENT entered into and by and between Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”) and Galtere International Master Fund L.P. (“Lender”).
     WHEREAS, the Company is indebted to Lender by reason of one or more loans evidenced the Note described on the attached Schedule A (the “Note”);
     WHEREAS, the Company has advised Lender that the Company intends to borrow up to $2,000,000 pursuant to the sale of 12% convertible promissory Notes (the “Bridge Notes”); and
     WHEREAS, the Company has advised Lender that it intends to make a public offering of its common stock pursuant to a registration statement to be filed on or about April 2006 (the “IPO”) and that the Company is required by the underwriter to cause its outstanding notes or convertible debentures to be converted into common stock of the Company upon the completion of the IPO; and
     WHEREAS, Lender has agreed with the Company that upon the closing of the Company’s IPO to convert Lender’s Note into the Company’s common stock on the terms provided below.
     NOW THEREFORE, in consideration of the agreements and covenants hereinafter set forth, the Company and Lender hereby agree as follows:
1. The Note. References to “Note” herein means the short-term note held by Lender, as specified on Schedule A. The aggregate amount of the Company’s indebtedness to Lender under the Note is hereinafter referred to as the “Principal Indebtedness.”
2. Principal and Interest. The amount of the Company’s Principal Indebtedness to Lender as of January 31, 2006 and the amount of the Company’s accrued interest due Lender thereon as of January 31, 2006, is correctly set forth in Schedule A.
3. Amendment of the Note. Lender agrees to the following amendments to the Note.
(a) Maturity Dates. The maturity date of the Note is currently the extension due date set forth in Schedule A. Lender agrees, however, that the maturity date of the Note shall extended to be the close of business on the earlier of: (i) date the Company closes on the IPO (the “IPO Closing Date”), or (ii) September 30, 2006.
(b) Conversion Price. On the IPO Closing Date the Principal Indebtedness on the Note shall, without any further action by Lender or the Company, be converted into shares of the Company’s common stock at a conversion price per share (the “Conversion

Price”) equal to the lesser of (a) the current stated exercise price per share stated in the Note, or (b) 80% of the initial public offering price of the Company’s common stock in the IPO (subject to adjustment as provided in Section 5). If the Company does not complete the IPO, the Note will be convertible at the price per share currently stated in the Note.
(c) Conversion of Interest. The Company shall give written notice to Lender within five (5) days after filing a Registration Statement with the Securities and Exchange Commission relating to the IPO. As soon as practicable after filing such Registration Statement, the Company shall also furnish Lender with a copy of the prospectus which is a part thereof. Lender shall have the option, within ten (10) days after receipt of the Company’s notice of filing the Registration Statement, to notify the Company in writing that Lender desires to convert accrued interest on the Company’s accrued interest due Lender as of the IPO Closing Date into common stock. If the Company receives such notice, accrued interest on the Principal Indebtedness shall be automatically converted into common stock in the same manner as the Principal Indebtedness is converted.
(d) Deferral of Payments. Payment of all Principal Indebtedness due prior to September 30, 2006, and of all accrued interest due on the Note shall be deferred until the earlier of the IPO Closing Date or September 30, 2006. If the Company does not complete an IPO by September 30, 2006, all principal and accrued interest on the Note shall be due and payable on October 1, 2006.
(e) Preferred Stock. The Note is convertible only into the common stock of the Company. The forgoing supersedes all prior understandings of the Company and Lender concerning the issuance of preferred shares of the Company.
4. Conversion Procedure. Upon conversion of the Principal Indebtedness, or accrued interest on the Principal Indebtedness (if Lender elects to convert the same as provided in Section 2(d)), Lender shall surrender to the Company the original Note at the principal office of the Company, duly endorsed. As promptly as possible thereafter, and in no event later than ten (10) days after the Company’s receipt of the Note, the Company shall issue and deliver to Lender stock certificates representing the number of shares of common stock into which the indebtedness evidenced by the Note has been converted. In the event upon conversion of the Note, would result in the issuance of a fractional share of common stock, the Company shall make to Lender a cash payment of a fractional share based upon the Conversion Price.
5. Conversion Price Adjustments. The provisions of Lender’s Note relating to conversion of the Note are subject to adjustment as provided in this Section 5 during the period in which Lender owns the Note.
(a) Adjustments for Dividends and Distributions. In the event the Company at any time prior to the expiration of the Note makes or issues, or fixes a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of common stock, then and in each such event provision shall be made so that Lender shall receive upon conversion thereof, in addition to the number of shares of common stock receivable thereupon, the amount of securities of the Company which the Lender would have received had the Note been converted on the date of such event.
(b) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the number of shares of common stock for which issuable upon conversion of the Note shall immediately be proportionately increased and the conversion price per share proportionately decreased, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the number of shares of common stock issuable upon conversion of the Note shall immediately be proportionately decreased, and the Conversion Price per share proportionately increased.
(c) Proposed Reverse Stock Split. The Company has advised Lender that it currently intends to effect a one (1) for five (5) share combination or reverse stock split prior to filing its IPO.
6. Securities Exemption; Investment Intent. Lender represents that Lender is an “accredited investor” as that term is defined in Section 501 of Regulation D under the Securities Act of 1933, as amended. Lender understands that neither this Note nor the securities issuable upon conversion of the Note have been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws. Lender has acquired the Note for investment and not with a view to distribution or resale. Other than pursuant to registration under the Act and any applicable state securities laws or an exemption from registration, the availability of which the Company shall determine in its sole discretion, the Note and the shares of common stock into which the Note may be converted may not be sold, pledged, assigned or otherwise disposed of (whether voluntarily or involuntarily) by holder. Lender agrees cause any transferee of the Note or the shares of common stock subject to the Note to be bound by the terms and provisions of this Agreement.
7. Disclosure. Lender is familiar with the Company’s business and financial condition and has had an opportunity to obtain, and has received, additional information concerning the Company and has an opportunity to ask questions of, and receive answers from, the Company, to the extent deemed necessary by Lender in order to make a decision concerning Lender’s agreement to be a party to this Agreement. Lender understands that the Company is in an early stage and that the purchase of its shares involves a high degree of risk, including the risk of receiving no return on Lender’s investment and of the losing of Lender’s entire investment in the Company. Lender is able to bear the economic risk of investment in the Note and any shares acquired upon conversion of the Note. Lender is aware that there is not currently any market for the Note or the Company’s common stock, and there is no assurance that a public market for the Company’s common stock will develop. Lender believes that investment in the shares acquired upon conversion of the Note, and any additional shares received upon conversion of accrued interest on the Note, meets Lender’s investment objectives and financial needs, and Lender has adequate means of providing for Lender’s current financial needs and contingencies, and has no need for liquidity of investment with respect to common stock acquired upon conversion of the Note.

8. Registration Rights. Under the terms of sale of the Bridge Notes, the Company has agreed to file a registration statement with the Securities and Exchange Commission within sixty (60) days following the IPO Closing Date to permit the resale of shares acquired by Purchasers of Bridge Notes (the “Resale Registration Statement”). The Company agrees to include shares of common stock purchasable by Lender upon conversion of the Note or interest thereon in the Resale Registration Statement, on the same terms as the Purchasers of the Bridge Notes. In addition, the Company agrees to include in such registration, any shares of common stock purchasable by Lender pursuant to any other warrants issued by the Company to Lender prior to the date of this Agreement. The Company will notify Lender when it intends to file a registration statement following the IPO closing date. If the Company does not file a Resale Registration Statement within such 60-day period, Lender shall have the right to require that the Company file the Resale Registration Statement within ninety (90) days following the IPO Closing Date, and the Company will use commercially reasonable efforts to cause such Resale Registration Statement to be declared effective within 120 days following the closing date of the IPO. At the time of filing such registration statement, the Company shall enter into a further agreement with the Lender having customary representations, indemnities, opinions of counsel and such other provisions as Lender may reasonably request.
9. Lock-Up. If the Company enters into an underwriting agreement with an underwriter for an initial public offering and completes such offering prior to September 30, 2006, Lender will enter into a “lock-up” agreement with such underwriter which shall provide that Lender will not sell or dispose, or agree to sell or dispose, of any shares of common stock of the Company for a period of 180 days following the closing of the public offering or, if Lender is an officer, director, employee or ten percent or more beneficial owner of the Company’s common stock, or is an entity controlled by any of such persons, 12 months from the date of closing such public offering.
10. Effect of Amendments and Allonge. Except for the foregoing amendments set forth in Sections 2, 3 and 4, the terms and conditions of the Note not inconsistent therewith shall remain in full force and effect. Lender shall attach and permanently affix this Agreement as an allonge to the Note and give notice and a copy of this Agreement to any transferee or pledgee of the Note.
11. Notices. To be effective, all notices, elections or other communications and deliveries required or permitted hereunder shall be in writing. A written notice or other communication or delivery shall be deemed to have been given or made hereunder (i) if delivered by hand, when the notifying party delivers such notice or other communication to Lender or the Company, as the case may be, or (ii) if delivered by a nationally known overnight delivery service (such as Fed Ex, UPS or DHL), on the first business day following the date such notice or other communication or delivery is timely delivered to the overnight courier. Communications or deliveries shall be directed to the addresses of the Company or Lender, as applicable, at the addresses set forth below (or such other address as Lender shall designate in writing from time to time).
12. Governing Law. This Agreement shall be governed by the laws of the State of Minnesota applicable to contracts made and to be performed wholly within Minnesota, without giving effect to conflicts of laws principles. Venue for enforcement of this Agreement shall be in any federal court or Minnesota state court sitting in Minneapolis, Minnesota. Lender and the Company consent to the jurisdiction and venue of any such court and waives any argument that the venue in such forums is not convenient.
13. Successors or Assigns. The Company and Lender agree that all of the terms of this Agreement shall be binding on their respective successors and assigns, and that the term “Company” and the term “Lender” as used herein shall be deemed to include, for all purposes, the respective designees, successors, assigns, heirs, executors and administrators.
14. Invalidity of Particular Provisions. The Company and Lender agree that the unenforceability or invalidity of any provision or provisions of this Note shall not render any other provision or provisions herein contained unenforceable or invalid.
15. Confidentiality. The information contained in this Agreement relative to the Company’s proposed bridge debt financing and public offering are highly confidential. Lender agrees that all discussions with the Company relative to the foregoing financing will be held in the strictest of confidence and will not be disclosed without the consent of the Company, or as required by law. Such confidentiality restriction shall continue until the Company advises Lender that it no longer intends to pursue a public offering, or the Company’s public disclosure of the proposed public offering. Lender has been advised that a breach of this disclosure obligation may jeopardize the Company’s proposed financing. Lender may disclose the terms of this Agreement to any attorney or other advisor of Lender who agrees in writing to be bound by these confidentiality terms.

     IN WITNESS WHEREOF, the Company and Lender have executed this Agreement effective the 3rd day of March, 2006.

WIRELESS RONIN TECHNOLOGIES, INC.

By	/s/ Jeffrey C. Mack

Jeffrey C. Mack
President and Chief Executive Officer
14700 Martin Drive
Eden Prairie, MN 55344

Galtere International Master Fund L.P.

By /s/ Susan Haugerud

Susan Haugerud
President Galtere International Ltd., General Partner

Address:

7 E 20th St., 11-R
New York, NY 10001

SCHEDULE A

	Original	Principal	Accrued
	Principal	Balance	Interest	Extension
Date of Note	Amount	as of 1/31/06	as of 1/31/06	Due Date
April 14, 2004	$350,000.00	$300,422.80	$11,775.52	May 14, 2006